EXHIBIT 5

August 9, 2012

Multi-Color Corporation

4053 Clough Woods Drive

Batavia, OH 45103

Ladies and Gentlemen:

We have acted as counsel to Multi-Color Corporation, an Ohio corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), of a Registration Statement on Form S-8 (the “Registration Statement”) relating to 1,250,000 shares of Common Stock (the “Shares”), no par value per share, of the Company issuable pursuant to the Company’s 2012 Stock Incentive Plan (the “Plan”).

In rendering the opinions set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement in the form filed with the Securities and Exchange Commission (the “Commission”), (ii) the Plan, (iii) the Amended and Restated Articles of Incorporation and Amended and Restated Code of Regulations of the Company, each as amended to date and currently in effect, and (iv) certain resolutions of the Board of Directors of the Company relating to the Plan and the filing of the Registration Statement.

We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinion expressed below that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

One East Fourth Street ♦ Suite 1400 ♦ Cincinnati, Ohio 45202

TEL (513) 579-6400 ♦ FAX (513) 579-6457 ♦ www.kmklaw.com

The opinion expressed below is limited to the Federal laws of the United States of America and the laws of the State of Ohio, and we express no opinion with respect to the laws of any other country, state or jurisdiction.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions stated above, it is our opinion that the Shares, when duly issued and delivered in accordance with the terms and conditions of the Plan and the Registration Statement, will be validly issued, fully paid and non-assessable.

This opinion is given as of its date. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may come to our attention or any changes in laws which may occur after the date of this letter.

We consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

KEATING MUETHING & KLEKAMP PLL